EXHIBIT 99.1

Contact:	F. Michael Johnson
Chief Financial Officer
(251) 431-7813

BANCTRUST FINANCIAL GROUP, INC. REPORTS
FIRST QUARTER RESULTS

MOBILE, Ala. (May 4, 2009) – BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported a net loss of $5.3 million for the quarter ended March 31, 2009, compared with net income of $2.7 million in the first quarter of 2008.  After dividends on preferred stock, the net loss to common shareholders was $6.0 million, or $0.34 per diluted share, for the first quarter of 2009, compared with net income of $2.7 million, or $0.16 per diluted share, in the first quarter of 2008.

“BancTrust’s first quarter loss reflected continued softness in the economy and its impact on real estate-based loans in our coastal markets, which accounted for the majority of our losses,” stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc.  “We remain highly focused on addressing our non-performing loans and foreclosed real estate and on improving our credit quality.

“Our first quarter loss resulted in large part from an $11.1 million loan loss provision, which we made in response to an increase in charge-offs this quarter and in order to significantly increase our allowance for loan losses,” continued Mr. Lamar. “This provision increased our allowance to $37.9 million, or 2.47% of total loans, at the end of the first quarter.  We believe the additional provision was prudent in light of economic conditions and the increase in non-performing loans that we experienced over the last three months.  Our principal strategy is to protect our capital base and build future earnings.  We are working hard to effectively manage BancTrust in this challenging environment and believe our strong capital position will be an important buffer to possible further declines in the economy.”

First Quarter Results

Net interest revenue was $12.8 million in the first quarter of 2009 compared with $16.9 million in the first quarter of 2008.  The decline in net interest revenue was due primarily to a 79 basis point decrease in net interest margin combined with a 2.2% decrease in average earning assets to $1.8 billion.  BancTrust’s net margin was 2.83% in the first quarter of 2009 compared with 3.08% in the fourth quarter of 2008 and 3.62% in the first quarter of 2008.  The reduced margin resulted from rapid interest rate cuts in 2008 by the Federal Reserve that caused our average yield on loans to decline at a faster rate than our cost of deposits.   Approximately 55% of BancTrust’s loan portfolio is tied to variable interest rates.  In addition, the net interest margin was negatively impacted by the relatively high level of non-performing assets that reduced interest income.

Loans totaled $1.5 billion at March 31, 2009, a slight increase from total loans at December 31, 2008.  Total loans are down since the first quarter of 2008 by 2.8% because of the slowdown in economic activity in our coastal markets, non-performing loans moved into other real estate owned, and the sale of three Tuscaloosa area branches that included approximately $24.6 million in loans.  The Tuscaloosa area branches were acquired in the Peoples BancTrust acquisition and sold in August 2008 as part of the Company’s strategy to focus on markets where it has a greater presence.

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 “The metropolitan Mobile market remains solid and continued to generate loan growth during the first quarter,” continued Mr. Lamar. “Loan demand is flat to modestly down in our central Alabama markets and reflects the recession’s impact on economic activity.  Increased layoffs and plant closings in the first quarter also reduced loan demand in some of these markets.  Our markets directly on the Gulf Coast remain very weak and continue to experience a decline in real estate values, although at a slower rate than in the second half of 2008.  Until we see signs of the economy stabilizing in our markets, we will continue to concentrate on protecting credit quality rather than growing our loan portfolio.

Non-performing assets rose to $158.0 million at March 31, 2009, compared with $84.6 million at the same time last year.  “Our Florida and Alabama coastal markets continue to be the primary source of our problem loans because of the fallout from lower real estate prices and lower real estate sales. The recent increases in layoffs in the timber and paper industries are also beginning to affect some of our smaller markets where these industries are a major factor in their economy.  We expect this situation to impact our near-term ability to grow earnings.  The significant increase in our allowance for loan losses to $37.9 million is partially due to the recent changes in these markets.”

Total non-interest revenue increased to $7.0 million in the first quarter of 2009 compared with $6.7 million in the first quarter of 2008, primarily because of a gain on the sale of securities.  The $2.3 million gain on security sales in the first quarter of 2009 was partially offset by lower trust revenue, service charges on deposit accounts and other non-interest income.  The first quarter of 2008 included a $1.1 million gain on the sale of an interest rate floor contract acquired in the Peoples BancTrust transaction.

Non-interest expenses increased 2.6% to $17.2 million in the first quarter of 2009 compared with $16.7 million in the prior year first quarter.  The increase was caused by higher expenses related to other real estate owned and increased FDIC insurance premiums.  Significant decreases in most other non-interest expense categories were achieved.

“We made significant progress in reducing non-interest expenses during the first quarter”, noted Mr. Lamar.  “We improved our operating leverage by integrating certain areas following the Peoples acquisition, consolidating into a single-bank structure and leveraging our technology infrastructure. We expect to achieve additional cost savings in 2009 as we continue these programs.”

The first quarter 2009 loss before taxes was $8.5 million compared with income before taxes of $3.9 million in the first quarter of 2008.  Net loss to common shareholders was $6.0 million for the first quarter of 2009 compared with net income of $2.7 million in the first quarter of 2008.  Net loss per common share for the first quarter of 2009 was $0.34 on 17.7 million diluted average shares outstanding compared with net income per common share of $0.16 in the first quarter of 2008 on 17.6 million diluted average shares outstanding.  The 2009 results included $745,000 in expense for the effective preferred stock dividend.

Book value per common share was $13.32 at March 31, 2009, compared with $13.80 at December 31, 2008 and $14.28 at March 31, 2008.  Average shareholders’ equity was $242.6 million at March 31, 2009, compared with $246.1 million at December 31, 2008, and $249.9 million at March 31, 2008.

BancTrust was classified as well-capitalized, at the end of the first quarter of 2009.  Total risk-based capital was 13.9% for the holding company and 14.9% for the bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%.  Tier 1 risk-based capital was 12.6% for the holding company and 13.6% for the bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirement of 4.0%.

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BTFG Reports First Quarter Results

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On April 21, 2009, BancTrust’s Board of Directors declared a second quarter 2009 dividend of $0.01 per common share, payable July 1, 2009, to shareholders of record as of June 15, 2009.

“We believe it is important for BancTrust to preserve its capital as a buffer during this turbulent economic period,” stated Mr. Lamar.  “The reduction in our cash dividend will allow us to retain approximately $2.1 million compared to the dividend paid in the second quarter of 2008.  Our Board of Directors will continue to evaluate future cash dividends to balance our goals of maintaining a strong capital base and building long-term shareholder value.”

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Alabama.  The Company provides an array of traditional financial services through 41 bank offices in the southern two-thirds of Alabama and 10 bank offices in northwest Florida.  BancTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as  “expect,” “may,” “could,” “intend,” “project,” “schedule,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. Our ability to accurately project results or predict the future effects of our plans and strategies is inherently limited. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Our forward-looking statements are based on information presently available to  management and are subject to various risks and uncertainties, in addition to the inherent uncertainty of predictions, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a further deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards and changes resulting from the recently enacted Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009 and programs enacted by the U. S. Treasury and BancTrust’s regulators to address capital and liquidity concerns in the financial system, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust’s businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in  BancTrust’s SEC reports and filings under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

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BTFG Reports First Quarter Results

May 4, 2009

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008

EARNINGS:
Interest revenue	$21,911	$24,210	$25,266	$27,622	$30,994
Interest expense	9,149	10,697	10,898	11,458	14,135

Net interest revenue	12,762	13,513	14,368	16,164	16,859

Provision for loan losses	11,100	8,086	1,863	2,382	2,929

Trust revenue	926	1,138	1,018	1,000	1,000
Service charges on deposit accounts	2,271	2,697	2,802	2,753	2,817
Securities gains	2,299	135	3	41	7
Gain on sale of interest rate floor	0	0	0	0	1,115
Other income, charges and fees	1,456	1,503	1,764	1,417	1,745
Total non-interest revenue	6,952	5,473	5,587	5,211	6,684

Salaries, pensions and other employee benefits	7,356	7,598	7,626	7,603	8,446
Net occupancy, furniture and equipment expense	2,676	2,954	2,998	3,148	2,991
Intangible amortization	687	780	949	948	824
Loss (gain) on other real estate, net	1,643	301	1,709	(31)	29
Other non-interest expense	4,791	5,008	4,624	4,712	4,421
Total non-interest expense	17,153	16,641	17,906	16,380	16,711
(Loss) income before income taxes	(8,539)	(5,741)	186	2,613	3,903
Income tax (benefit) expense	(3,261)	(2,249)	(37)	836	1,155
Net (loss) income	(5,278)	(3,492)	223	1,777	2,748

Effective preferred stock dividend	745	111	0	0	0

Net (loss) income to common shareholders	$(6,023)	$(3,603)	$223	$1,777	$2,748

(Loss) earnings per common share:
Total
Basic	(0.34)	(0.21)	$0.01	$0.10	$0.16
Diluted	(0.34)	(0.21)	0.01	0.10	0.16

Cash dividends declared per common share	$0.025	$0.13	$0.13	$0.13	$0.13

Book value per common share	$13.32	$13.80	$14.00	$14.08	$14.28

Common shares outstanding	17,594	17,555	17,548	17,535	17,526
Basic average common shares outstanding	17,588	17,555	17,548	17,535	17,522
Diluted average common shares outstanding	17,715	17,712	17,721	17,697	17,649

STATEMENT OF CONDITION:	03/31/09	12/31/08	09/30/08	06/30/08	03/31/08
Cash and cash equivalents	$201,967	$85,069	$99,638	$77,124	$121,118
Securities available for sale	208,655	221,879	215,126	222,082	225,775
Loans and loans held for sale	1,532,003	1,533,806	1,521,704	1,558,967	1,576,894
Allowance for loan losses	(37,872)	(30,683)	(25,116)	(24,642)	(23,888)
Goodwill	97,367	97,367	97,506	98,463	96,543
Other intangible assets	8,790	9,477	10,256	11,205	12,153
Other assets	174,750	171,262	169,774	179,630	171,261
Total assets	$2,185,660	$2,088,177	$2,088,888	$2,122,829	$2,179,856

Deposits	$1,770,933	$1,662,477	$1,687,116	$1,703,332	$1,767,481
Short term borrowings	0	0	959	8,042	548
FHLB borrowings and long term debt	113,209	113,398	134,473	142,807	134,960
Other liabilities	19,954	22,914	20,677	21,823	26,644
Preferred stock	47,194	47,085	0	0	0
Common shareholders' equity	234,370	242,303	245,663	246,825	250,223
Total liabilities and shareholders' equity	$2,185,660	$2,088,177	$2,088,888	$2,122,829	$2,179,856

	Quarter Ended
	03/31/09	12/31/08	09/30/08	06/30/08	03/31/08
AVERAGE BALANCES:
Total assets	$2,139,138	$2,072,075	$2,088,019	$2,127,484	$2,178,918
Earning assets	1,848,420	1,766,228	1,774,193	1,819,174	1,889,782
Loans	1,533,361	1,521,737	1,542,183	1,570,840	1,605,924
Deposits	1,710,054	1,670,043	1,677,430	1,710,582	1,765,154
Common shareholders' equity	242,563	246,079	247,008	249,270	249,880

PERFORMANCE RATIOS:

Return on average assets	-1.00%	-0.67%	0.04%	0.34%	0.51%
Return on average common shareholders' equity	-10.07%	-5.82%	0.36%	2.87%	4.42%
Net interest margin (tax equivalent)	2.83%	3.08%	3.25%	3.60%	3.62%
Efficiency ratio	86.37%	87.79%	85.90%	75.81%	70.43%

ASSET QUALITY:

Ratio of non-performing assets to total assets	7.23%	5.91%	5.58%	3.97%	3.88%
Ratio of allowance for loan losses to total loans, net of unearned income	2.47%	2.00%	1.65%	1.58%	1.51%
Net loans charged-off to average loans (annualized)	1.03%	0.66%	0.27%	0.42%	0.71%
Ratio of ending allowance to total non-performing loans	35.07%	42.32%	35.94%	71.86%	54.85%

CAPITAL RATIOS:

Average common shareholders' equity to
average total assets	11.34%	11.88%	11.83%	11.72%	11.47%
Dividend payout ratio	N/A	N/A	1300.00%	130.00%	81.25%

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